FIRST AMENDMENT TO 8% CONVERTIBLE REDEEMABLE NOTE

For good and valuable consideration , AVALANCHE INTERNATIONAL, CORP., a Nevada corporation, (the "Company"), and LG CAPITAL FUNDING, LLC (the "Holder") hereby agree that the 8% Convertible Redeemable Note issued from the Company to the Holder and dated November 3, 2014 (the "Note") shall be amended as follows:

1.                 Beginning on the date hereof and for a period of ninety (90) days thereafter, Holder shall, in any thirty (30) day period, convert no more than ten percent (10%) of the principal amount of the Note due and owing on the date hereof to common stock of the Company .

2.                  At any time after the expiration of the ninety (90) day period described above, the Company may repay the Note in accordance with the terms, requirements, and premiums for such payment, as set forth in Section 4(c) of the Note, which are applicable to a repayment made between 91 to 180 days after issuance of the Note.

3.                  In consideration for the above, the Company shall issue to the Holder a 3 year warrant to purchase 75,000 share of Common Stock at an exercise price of $0.30 per share. The warrant shall contain cashless exercise provisions and be subject to forward and reverse stock splits. Upon receipt of the warrant by the Holder and s1gnature on this Agreement by the Holder. this Agreement this Agreement shall take effect.

All other terms of the Note not modified by the terms of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment to 8% Convertible Redeemable Note has been executed effective January 20, 2016.

"Company":

AVALANCHE INTERNATIONAL, CORP.

By: /s/ Phillip Mansour

Its: President

Print Name: Phillip Mansour

“Holder”:

LG CAPITAL FUNDING, LLC

By: /s/ Joseph Lerman

Its: Manager

Print Name: Joseph Lerman